8. CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On May 20, 2005, the Fund's Board of Directors (the "Directors"),
 upon the recommendation of
the Audit Committee, appointed Ernst & Young LLP ("E&Y") as the Fund's independent registered public accounting firm. The Fund's previous independent registered public accounting
firm, Deloitte & Touche LLP ("D&T") declined to stand for re-election. The previous reports issued by D&T on the Fund's financial statements for the fiscal years ended February 29, 2004 and February 28, 2005, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended February 29, 2004 and February 28,
2005: (i) there were no disagreements
with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with the reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended.
As indicated above, the Fund has appointed E&Y as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ending February 28,
2006. During the Fund's fiscal years ended February 29,
2004 and February 28, 2005 and interim
period commencing March 1, 2005 and ending May 20, 2005, neither the Fund nor anyone on its behalf has consulted E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or
(ii) concerned of the subject of a disagreement
(as defined in paragraph (a) (1) (IV) of Item 304 of
Regulations S-K) or reportable
events (as described in paragraph (a) (1) (v) of said Item 304